EXHIBIT 4.13

                                    DEBENTURE


                 Made and executed this 5th day of December 2004


WHEREAS the undersigned Orckit Communications Ltd 52-004287-0(hereinafter:- "the Pledgor") whose address is 126 Yigal Alon Street Tel Aviv 67443 has received and intends to receive, from time to time, from Bank Hapoalim B.M. (hereinafter: "the Bank") credits, documentary credits, various loans, overdrafts in current account, in revolving debitory account or in any other account, letters of indemnity and guarantees for the account of the Pledgor or for others at the request of the Pledgor, discounting of Bills, granting of time and various banking facilities and various other banking services (hereinafter, jointly and severally - "the Banking Services"), on such conditions as have been and/or may be agreed from time to time with respect to each such Banking Service, and

THEREFORE,          it has been agreed that the Pledgor shall secure the
                    repayment of the various amounts of money which the Pledgor may owe and/or may be liable to the Bank in connection with the granting of the Banking Services and/or in connection with other liabilities not being Banking Services and/or otherwise, all in accordance with the terms hereinafter contained.


NATURE OF THE DEBENTURE

1. This Debenture has been made to secure the full and punctual payment of all the sums due and to become due to the Bank from the Pledgor in connection with the granting of Banking Services to the Pledgor by the Bank and/or in connection with other liabilities not being Banking Services or in any other manner, whether due from the Pledgor alone or jointly with others, whether the Pledgor may have incurred or will incur liability with respect thereto in the future, as obligor and/or as guarantor and/or as endorser or otherwise, now due or becoming due in the future, which are payable prior to the realisation of the collateral security to which this Debenture is applicable or subsequent thereto, whether due absolutely or contingently, directly or indirectly, UNLIMITED IN AMOUNT together with interest, commissions, charges, fees and expenses of whatever nature, including costs of realising the collateral security, lawyers fees, insurance, stamp duty and any other payments, all arising from this Debenture and together with any nature of linkage differences due and becoming due from the Pledgor to the Bank in any manner whatsoever in respect of linked principal and interest and any other linked sum (all the foregoing sums being jointly and severally hereinafter referred to as "the Secured Sums").


THE CHARGE

2. As collateral security for the full and punctual payment of all of the Secured Sums, the Pledgor hereby charges to the Bank and its successors by way of a first ranking floating charge the assets and the profits and benefits derived there from as set out below (hereinafter "the Assets Subject to a Floating Charge") provided that assets subject to a floating charge shall not in any event whatsoever include, and this debenture shall not apply to, any rights by contract or otherwise that were granted to any third party(ies) in the ordinary course of business by the Pledgor prior to realization of this debenture by the Bank in and to any of the Pledgor's assets or in respect of such assets .

     (a) All the assets, monies, property and rights of any kind whatsoever without exception, whether now or hereafter at any time in the future owned by the Pledgor ;

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     (b)  All the current assets, without, exception, now or hereafter at any time in the future owned by the Pledgor, the expression "current assets" meaning all the assets, monies, property and rights of any kind with the exception of land, buildings and fixtures;

     (c) All the fixed assets now or hereafter at any time in the future owned by the Pledgor in any manner or way whatsoever, the expression "fixed assets" to include, inter alia, land, buildings and fixtures;

     (d) All the securities and other documents or instruments owned by the Pledgor and which the Pledgor is entitled to give instructions to sell now and at any time in the future held by the Bank and/or by others in favour of the Bank and/or any rights in respect thereof;

     (e) All rights in land and/or all contractual rights under agreements between the Pledgor and the Israel Lands Administration and/or the Israel Development Authority and/or the Jewish National Fund (Keren Kayemeth Le-Israel) and/or any other parties, now and hereafter existing at any time whatsoever.

3. As further collateral security for the full and punctual payment of all of the Secured Sums, the Pledgor hereby pledges and charges to the Bank and its successors by way of a first ranking fixed pledge and charge the uncalled and/or called but unpaid share capital of the Pledgor and its goodwill, as presently and in the future at any time existing (hereinafter, jointly and severally - "the Charged Assets").

4. As further collateral security for the full and punctual payment of all the Secured Sums, the Pledgor hereby pledges and charges to the Bank all such securities, documents and instruments, Bills drawn or made by others, which the Pledgor has delivered or may deliver to the Bank from time to time whether for collection, safekeeping or otherwise (hereinafter "the Charged Documents"), and upon the delivery thereof shall be and be deemed pledged and charged to the Bank by way of a first ranking fixed pledge and charge according to the terms of this Debenture the provisions of which, mutatis mutandis, shall apply to the charge and pledge thereof. The Bank shall not be liable for any loss or damage which may be caused in connection with any Charged Documents in its possession, provided that the Bank employed the same standard of care that it employs with respect to its own such assets.

5. The Assets Subject to a Floating Charge, the Charged Assets and the Charged Documents shall be hereinafter called "the Charged Property".

     The pledge and charge created by operation of this Debenture shall apply to all and any rights to compensation or indemnity which may accrue to the Pledgor by reason of the loss of, damage to or appropriation of the Charged Property.

     Notwithstanding the foregoing, the following assets shall excluded from the Charged Assets: (i) pledges existing on the date hereof or described on SCHEDULE A hereto; and (ii) any assets subject to liens permitted under
     Section 7(h) below.


DECLARATIONS OF THE PLEDGOR

6.   The Pledgor hereby declares as follows:

     (a) That other than pledges existing on the date hereof and other than described on SCHEDULE A hereto, the Charged Property is not charged, pledged or attached in favour of any other persons or parties except in the ordinary course of business.

     (b) That other than as described on SCHEDULE B hereto and other than with respect to assets to which the Pledgor surrenders possession in the ordinary course of business (such as accounts receivables, goods delivered to customers etc.) the Charged Property is, in its entirety, in the exclusive possession and ownership of the Pledgor or in the possession or under the control of the Bank;


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     (c)  That no restriction or condition of law or any agreement exists or applies to the ability of the Pledgor to transfer or charge the Charged Property;

     (d) That the Pledgor is capable of and entitled to charge the Charged Property;

     (e) That no assignment of rights or other disposition has occurred derogating from the value of the Charged Property.


COVENANTS OF THE PLEDGOR

7.   The Pledgor hereby covenants as follows:

     (a)  Reserved;

     (b)  Reserved;

     (c) To co - operate with any representative of the Bank, during normal business hours and upon prior request , to inspect and examine the condition of the Charged Property wherever the Charged Property may be situated, provided that no access shall be provided without the Pledgor's consent to any intellectual property of the Pledgor or assets embodying such intellectual property;

     (d) Subject to the Bank's making the secured sums due to immediate payment as set forth in section 18 herein and to the Pledgor's receipt of an order of the Tel Aviv court specifically ordering the Pledgor to do so, to deliver to the Bank or to any bailee on its behalf, the Charged Assets and/or the Charged Documents. In the event of the refusal of the Pledgor to comply with the provisions of this sub-clause, the Bank may, without the consent of the Pledgor, remove the Charged Assets and/or the Charged Documents from the Pledgor's possession and hold the same or deliver the same to a bailee on behalf of the Bank at the reasonable expense of the Pledgor. Where the Charged Assets and/or Charged Documents have been so delivered to a bailee, the Bank shall be exempt from any loss or damage which for any reason may be caused to the Charged Assets and/or the Charged Documents, provided that the Bank employed the same standard of care that it employs with respect to its own such assets and/or documents.

     (e) Not to sell, dispose of, hire out, let, lease or transfer any of the Charged Assets and the Charged Documents, nor suffer any person to use them in any manner and not to allow any person to do any of the foregoing acts, without the prior written consent of the Bank;

     (f) Not to sell, transfer, let , lease, surrender, dispose of, relinquish or waive, in whole or in part, any present or future asset, claim or right of the Pledgor, save for transactions in relation to Assets Subject to a Floating Charge or assets which are not charged to the Bank by way of a fixed charge in the ordinary course of the Pledgor's business and at terms which the Pledgor belives in good faith to be market terms, without receiving the prior written consent of the Bank, except that nothing contained herein shall restrict the Pledgor's unfettered discretion in granting any rights in and to its intellectual property in the ordinary course of business;

     (g) To notify the Bank as soon as possible after knowledge thereof of the levying of any attachment on the Charged Property, to forthwith notify the attachor of the charge in favour of the Bank and to take at the Pledgor's own expense immediately and without delay all such commercially reasonable measures as are required for discharging such attachment;


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     (h)  Not to charge or pledge in any manner or way the Charged Property by conferring any rights ranking pari-passu or prior to or deferred to the rights of the Bank and not to make any assignment of any right which the Pledgor may have in the Charged Property without receiving the prior written consent of the Bank, unless otherwise agreed, and except that nothing contained herein shall restrict the Pledgor's unfettered discretion in granting any rights in and to its intellectual property unless otherwise agreed, and except:

          (i) liens pursuant to the transaction described in Schedule A hereto;

          (ii) any lien on fixed assets securing indebtedness not to exceed in the aggregate at any time $4,000,000;

          (iii) liens for taxes not yet due or which are being contested in good faith; and

          (iv) deposits to secure the performance of bids, trade contracts, leases (including capital lease obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in amount not to exceed in the aggregate at any time $4,000,000;

     (i) To be liable towards the bank for any defect in the Pledgor's title to the Charged Property and to bear the responsibility for the authenticity, regularity and correctness of all the signatures, endorsements and particulars of any Bills, documents, instruments and securities which have been or may be delivered to the Bank by way of collateral security;

     (j) Other than with respect to taxes and any other compulsory payments contested in good faith by the Pledgor in accordance with applicable law, to pay when due all taxes and compulsory payments levied against the Charged Property and/or the income accruing thereon under any law and to furnish the Bank, at its request, with all the receipts for such payments. If the Pledgor fails to make such payments when due, the Bank may pay the same for the account of the Pledgor and debit the Pledgor with the payment thereof coupled with expenses, and Interest at the Maximum Rate. Such payments shall be secured by this Debenture;

     (k) To maintain proper books of account and to allow the Bank or its representative to inspect such books at reasonable business hours and upon request. The Pledgor undertakes to assist the Bank or its representatives and furnish them upon their first demand with SEC filings of financial results which include balance sheets, financial statements, and information which they may require, including explanations concerning the financial and operational condition of the Pledgor and/or the business of the Pledgor, subject to applicable law;

     (l)  Reserved.

     (m)  Reserved.

     (n)  Reserved.

8. The Pledgor undertakes to notify the Bank as soon as possible under the circumstances after becoming aware of:

     (a) of any claim of right to any collateral security given to the Bank to which this Debenture is applicable and which has a fair market value in excess of $3,000,000 and/or of any execution or injunction proceedings or other steps taken to attach, preserve or realise any such collateral security;

     (b)  of any of the events enumerated in Clause 18 hereof;

     (c)  Reserved.


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     (d)  of any application filed for the winding-up of the Pledgor's affairs or for the appointment of a receiver over the Pledgor's assets as well as any resolution regarding any structural change in the Pledgor or any intention to do so;

     (e)  of any change of address.


INSURANCE

9. The Pledgor hereby undertakes to keep the Charged Property insured at all times in accordance with common practice in the industry world-wide

10.  Reserved.

11.  Reserved.

12.  Reserved.

13.  Reserved.

14.  Reserved.


INTEREST

15. (a) The Bank shall be entitled to calculate interest on the Secured Sums at such rate as has been or may be agreed upon from time to time between the Bank and the Pledgor. Where no rate of interest has been agreed, the Bank may determine the rate of interest but not in excess of Interest at the Maximum Rate and give notice thereof to the Pledgor. The Pledgor shall be liable to pay and shall be debited accordingly at the respective rate of interest as provided above and the Bank may compound same with the respective amount of principal at the end of each month or such other period as the Bank shall determine.

     (b) Whenever the payment of any amount of the Secured Sums is overdue, it shall bear default interest at the rate which has been agreed upon in the letter of undertaking. In the absence of any provision concerning default interest, the Secured Sums shall bear Interest at the Maximum Rate;


REPAYMENT DATES

16. The Pledgor hereby undertakes to pay the Bank all and any of the Secured Sums promptly on the maturity dates prescribed or which may be prescribed therefor from time to time.

17. (a) The Bank will be obliged to accept any prepayment of the Secured Sums or pay part thereof prior to the date of maturity thereof on the Interest Payment Dates (as defined in each Application for Provision of Credit (hereinafter - "the Application")) on the terms agreed between the Bank and Pledgor.

          Subject to section 17.a above, either the Pledgor nor any person having a right liable to be affected by the pledges and charges hereby created or the realisation thereof shall have any right under Section 13(b) of the Pledges law, 5727-1967 or any other statutory provisions in substitution therefor.


     (b) Subject to the provisions of any law and to section 17.a. above, if the Bank agrees to prepayment on account of the Secured Sums (and without being obliged to do so), it shall not require any type of a repayment fee or commission or the like.


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18.  Without derogating from the generality of the provisions of this Debenture, the Bank shall be entitled to demand the immediate payment of the Secured Sums and to debit any account of the Pledgor with the amount thereof in any one of the events enumerated below, in which case the Pledgor undertakes to pay the Bank all of the Secured Sums, and the Bank shall be entitled to take whatever steps it sees fit for the collection of the Secured Sums and in particular to crystallise the floating charge on the Assets Subject to a Floating Charge as provided in Clause 24(a) hereof and to realise, at the Pledgor's expense, the collateral securities by any means allowed by law;

     (a) (i) If the Pledgor commits a breach of or fails to perform the Covenants as defined in the Letter of Undertaking or if the Pledgor is in breach of any covenant or other obligations which the Pledgor has or have incurred or may incur towards the Bank and such breach remains unremedied for a period of thirty (30) days after receipt by the Pledgor of a written notice thereof from the Bank or if it transpires that any declaration or statement made by the Pledgor in this Debenture or any other declaration in connection with the Secured Sums made heretofore or hereafter by the Pledgor to the Bank is false or inaccurate;

     (b) If the Pledgor adopts a resolution for a structural change as regards the Pledgor, whether as an absorbing company (unless the Pledgor believes that such transaction will not cause it to be in breach of the Covenants), a transferring company or a spin-off, or adopts a voluntary winding up resolution or if an order for winding up is made against the Pledgor or if a temporary liquidator or special manager is appointed over the Pledgor or if the name of the Pledgor is struck out or is about to be struck out from any official register kept by law; and such an order and/or resolution was not removed within 60 days from the day it was issued and/or adopted.

     (c) If a receiver is appointed or a receiving order is made over any of the Pledgor's assets having an aggregate fair market value of more than $4,000,000, for each year;

          If an attachment or similar process of execution is levied against any of the Pledgor's material assets or against any collateral security given by the Pledgor having a fair market value in excess of $4,000,000 for each year,and is not removed by the Pledgor within sixty (60) days;

     (d) If there is a change in control affecting the constitution of the Pledgor as against the constitution of the Pledgor on the day of signature of this Debenture;

     (e) If the Pledgor ceases to pay its debts in general or to carry on business;

     (f) If work at the Pledgor's business ceases or is substantially curtailed for two months or more;

     (g)  Reserved.

     (h) If the Pledgor falls behind in payment of any of the Secured Sums for more than 7 (seven) business days;

     (i) If there is a decrease in the number of the Pledgor's shareholders below the minimum number required by law;

     (j) In the event of bankruptcy, winding-up, leaving the country by the Pledgor.

     (k)  Reserved.

     (n) If the Pledgor shall be required to make early repayment by means of acceleration after defaulting on debts which either of them owes to the other creditors in aggregate amount of $4,000,000 or more, for each year;

     (o)  Reserved.

     (p)  Reserved.


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     RIGHTS OF THE BANK

19. (a) To the extent expressly authorized by applicable banking laws, the Bank shall have the right of possession, lien, set-off and charge over any amounts, assets and rights including securities, coins, gold, banknotes, documents in respect of goods, insurance policies, Bills, assignments of rights, deposits, collaterals and their countervalue, in the possession of or under the control of the Bank at any time for or on behalf of the Pledgor, including such as have been delivered for collection, as security, for safe-keeping or otherwise. The Bank shall be entitled to retain the said assets until payment in full of the Secured Sums or to realise them by selling them and applying the countervalue thereof in whole or in part in payment of the Secured Sums.

          In the event that sums capable of being applied to the Secured Sums are deposited in a currency other than that of the Secured Sums, the Pledgor hereby gives to the Bank in advance irrevocable instructions and authority to convert such sums into the currency of the Secured Sums at a rate at which it can acquire same and to apply the proceeds, after deduction of any taxes, charges or commissions to the Secured Sums.

     (b) Without derogating from the Bank's right of lien in accordance with sub-clause 19(a) above, the Bank may, to the extent expressly authorized by applicable banking laws, but shall not be obliged:

          (i) To apply to any amounts owed by the Pledgor on account of the Secured Sums, any amounts owed to the Pledgor by the Bank in any account in Israeli currency or in foreign currency or in any manner or for any reason, even[,subject to applicable law] before the maturity of the amounts owed to the Pledgor by the Bank as aforesaid which are to be applied but where deposits in savings schemes are to be applied, they shall not be applied prior to the date the Pledgor could have required early repayment of such deposits.

          (ii) To purchase for the Pledgor's account, any amount in foreign currency which may be required for payment of any of the Secured Sums or to sell any foreign currency standing to the Pledgor's credit at the Bank and to apply the proceeds to the payment of any of the Secured Sums.

          (iii) To debit any of the Pledgor's accounts with any of the Secured Sums. However, if the state of any account does not allow it to be debited by the Bank in order to effect final payment of any amount, the Bank may refrain from so doing, and if the Bank has acted accordingly, the Bank may reverse any such debit and treat any amount the debit of which was reversed as an unpaid amount on account of the Secured Sums and accordingly to take whatever action it sees fit pursuant to the provisions hereof , all in accordance with the applicable law.

          (iv) In any event, the Bank may effect set-off without any prior notice. However, in the following cases, the Bank may effect such set-off by giving the Pledgor 10 (ten) days' notice prior to effecting such set-off.

               (1)  In case of applying any amounts prior to their maturity.

               (2) In case of applying any time deposit which but for such application would have been automatically extended or renewed, so that certain rights or benefits would have accrued to the Pledgor.

               (3) Notwithstanding sub-clause (b)(iv)(1) above, if the delay in effecting such application might be detrimental to the Bank or affect any of its rights, such application may be made immediately. Moreover, where notice has been sent to the Pledgor and in the course of the 10-day period an attachment order or notice of a receiving order for the Pledgor's assets is received or a similar event occurs, such application may be made immediately.


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     (c)  The Pledgor hereby declares that it is aware of the fact that in such cases where the Bank may use its rights of set-off prior to the maturity of any deposit of the Pledgor or any part thereof in accordance with sub-clause 19(b) above, the Pledgor's rights in connection with the relative deposit may be affected (for example in relating to interest rates, linkage differences, exchange differences, rights to bonuses or loans, tax exemptions or reductions and deductions at source, if according to the terms governing any such deposit the Pledgor had such rights). The Pledgor shall bear all the usual costs and charges resulting from making any such set-off.

     (d) Any purchase or sale under sub-clause (b)(i) above, shall be effected at the rate of exchange prevailing at the Bank, out of the amounts in Israeli currency or foreign currency, as the case may be, standing to the Pledgor's credit at the Bank, or which may be obtained by realising collaterals given or which may have been given by the Pledgor to the Bank.

          The terms "the rate of exchange prevailing at the Bank" shall mean, with respect to any purchase of foreign currency for the Pledgor's account, the highest rate for cheques and transfers at which the Bank at any relevant time generally sells to its customers the relevant foreign currency against Israeli currency, in addition to any conversion charge, tax, levy, compulsory payments or any other similar payments; and with respect to any sale of foreign currency from the Pledgor's account, the lowest rate for cheques and transfers at which the Bank at any relevant time generally purchases from its customers the relevant foreign currency against Israeli currency, after deducting any conversion charge, tax, levy, compulsory payments or any other similar payments.

20. Subject to the provisions of the Debenture, the Bank may at any time debit any of the Pledgor's accounts with any sums howsoever due and becoming due from the Pledgor and apply any sums received from or for the Pledgor to whichever account it may see fit and to transfer any amount standing to the Pledgor's credit to any other account as it may see fit.

21. The Pledgor confirms that the Bank's books, accounts and entries shall be deemed to be correct and shall serve as prima facie evidence against the Pledgor in all their particulars, including all reference to the computation of the Secured Sums, the particulars of the Bills, guarantees and other collateral securities and any other matter related hereto Notwithstanding, the Pledgor shall have the right to show faults or inaccuracies in such Bank's books, accounts and entries.

22. The Bank shall be entitled, in its sole discretion, to accept or refuse any instructions or notices given verbally, by telephone, facsimile transmission or by any other mode which is unreliable or not reduced to clear and legible writing. In the event that the Bank agrees to act on the Pledgor's instructions not being an instruction in writing in the usual way, the Pledgor accepts all responsibility for any mistake, misunderstanding or discrepancy and for any damage, loss or breach which may be caused as a result of such instructions being so given.

23. Without derogating from the other provisions contained in this Debenture, any waiver, extension, concession, acquiescence or forbearance (hereinafter: "waiver") on the Bank's part as to the non-performance, partial performance or incorrect performance of any of the Pledgor's obligations pursuant to this Debenture such waiver shall not be treated as a waiver on the part of the Bank of any rights but as a limited consent given in respect of the specific instance. Any waiver granted by the Bank to any party to any Bill held by the Bank as collateral for the Secured Sums shall in no way or manner affect any of the Pledgor's obligations.

24   (a)  In any of the events enumerated in Clause 18 hereof, the Bank shall be entitled to notify the Pledgor of the crystallisation immediately or on a date specified by the Bank of the floating charge over the Charged Property or any part thereof and to adopt all the measures it deems fit in order to recover the Secured Sums and realise all of its rights hereunder, including the realisation of the Charged Property, in whole or in part, and to apply the proceeds thereof to the Secured Sums without the Bank first being required to realise any other guarantees or collateral securities, if such be held by the Bank.


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     (b)  Should the Bank decide to realise securities, Bills and other negotiable instruments, then seven (7) business days' advance notice regarding the steps that the Bank intends to take shall be deemed to be reasonable advance notice for the purpose of Section 19(b) of the Pledges law, 5727-1967 or any other statutory provisions in substitution therefor.

     (c) The Bank may, as attorney-in-fact of the Pledgor (and, for the purpose hereof, the Pledgor irrevocably appoints the Bank to be its attorney-in-fact), sell all or any of the Charged Property by public auction or otherwise, by itself or through others, for cash or instalments thereof or otherwise, at a price and on such terms as the Bank in its absolute discretion shall deem fit, and likewise the Bank may of its own accord or through the court or an execution office, realise the Charged property or any other property, inter alia, by appointing a receiver or receiver and manager on behalf of the Bank, who shall be empowered, inter alia:

          (1)  to call in all or any part of the Charged Property.

          (2)  Reserved.

          (3) to sell or agree to the sale of the Charged Property, in whole or in part, to dispose of same or agree to dispose of same in such other manner on such terms as they deem fit.

          (4) to make such other arrangement regarding the Charged Property or any part thereof as they deem fit.

     (d) All income to be received by the receiver or the receiver and manager from the Charged Property as well as any proceeds to be received by the Bank and/or by the receiver or receiver and manager from the sale of the Charged Property or any part thereof shall be applied in the following order:

          (1) firstly, to the discharge of all the costs and expenses incurred and which may be incurred in connection with the collection of the Secured Sums, including the costs and remuneration of the receiver or the receiver and manager in such amount as shall be prescribed by the Bank or approved by the court or the execution office;

          (2) secondly, to the discharge of the Secured Sums becoming due to the Bank by reason of any terms of linkage or on account of interest, damages, commissions, fees, charges and expenses due and becoming due to the Bank pursuant to this Debenture;

          (3) thirdly, to the discharge of the principal amount to the Secured Sums;

          or in such order of appropriation as the Bank shall determine.

25. Should the payment date of the Secured Sums or any part thereof not yet have fallen due at the time of the sale of the Charged Property, or the Secured Sums be due to the Bank contingently only, then the Bank shall be entitled to recover out of the proceeds of the sale an amount sufficient to cover the Secured Sums and the amount so recovered and yet to be appropriated to the discharge of the amounts mentioned in Clause 24(d) above shall be charged to the Bank as security for, and be held by the Bank until the discharge in full of, the Secured Sums.


NATURE OF THE COLLATERAL SECURITY

26. The collateral securities which have been or may be given to the Bank under this Debenture shall be continuing and revolving securities and shall remain in force in accordance with the written terms of the secured sums.


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


27. All collateral securities and guarantees which have been or may be given to the Bank for payment of the Secured Sums shall be independent of one another.

28. The nature and effect of the collateral securities to which this Debenture is applicable shall not be affected nor shall the validity of any of the securities and obligations of the Pledgor hereunder be impaired or affected by any compromise, concession, granting of time or other like release consented to by the Bank with respect to the Pledgor or by any variation in the Pledgor's obligations towards the Bank in connection with the Secured Sums or by any release or waiver by the Bank of any other collateral security or guarantees.

29. The Bank may deposit all or any of the collaterals given or which may be given pursuant to this Debenture with a bailee of its own choosing, at its reasonable discretion and at the Pledgor's expense, and may substitute such bailee with another from time to time. The Bank may register all or any of such collaterals with any competent authority in accordance with any law and/or in any public register.


RIGHT OF ASSIGNMENT

30. The Bank may at any time, at its own discretion and without the Pledgor's consent being required, assign this Debenture and its rights arising thereunder, including the collaterals in whole or in part, and that transferee and/or assignee would be bound by the terms and agreements reached by the Pledgor and the Bank regarding the above secured sums and any assignee may also reassign the said rights accordingly without any further consent being required from the Pledgor. Such assignment may be effected by endorsement on this Debenture or in any other way the Bank or any subsequent assignor deems fit.


NOTICE OF OBJECTION

31. The Pledgor undertakes to notify the Bank in writing of any objection or contention it may have regarding any statement of account, extract thereof, certificate or notice received by it from the Bank including information received through any automatic terminal facility.


EXPENSES

32. All the expenses as agreed between the Pledgor and the Bank including the stamping and registration of documents, and all and any expenses involved in the realisation of the collateral security and institution of proceedings for collection (including the fees of the Bank's lawyers), insurance, safe-keeping, maintenance and repair of the Charged property all as decided by the court - shall be paid by the Pledgor to the Bank on its first demand, together with Interest at the Maximum Rate from the date demand was made until payment in full, and until payment in full, all the above expenses together with interest thereon shall be secured by this Debenture. The Bank may debit the Pledgor with the aforesaid expenses, together with interest thereon.


INTERPRETATION

33.  In this Debenture - (a) the singular includes the plural and vice versa;
     (b) the masculine gender includes the feminine gender and vice versa; (c) "Bank" means:- Bank Hapoalim B.M. and any of its branches existing on the date hereof and/or to be subsequently opened, wherever they may be, its assigns, successors, or attorneys-in-fact; (d) "Bills" means: promissory notes, bills of exchange, cheques, undertakings, guarantees, sureties, assignments, bills of lading, deposit notes and any other negotiable instruments; (e) "Interest at the Maximum Rate" means: interest at the maximum rate prevailing at the Bank at the time and from time to time for excess debit balances and arrears in revolving debitory accounts; (f) "Structural change" means with respect to the Pledgor, any merger or divestiture (within the meaning of these terms in Part E-2 of the Income Tax Ordinance or any other statutory provision in substitution therefor) as well as any transfer of assets in return for shares, irrespective of whether according to the aforesaid Part E-2 or otherwise; (g) the headings are only indicative and are not to be used in construing this Debenture;
     (h) the recitals hereto form an integral part hereof.

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


NOTICES AND WARNINGS

34. Any notice sent by one party to the other by registered or ordinary mail to the address first above given or to the address of the Pledgor's registered office or to such other address as the Pledgor shall notify the Bank in writing, shall be deemed to be sufficient notice received by the Pledgor within 72 hours from the time of despatch of the letter containing the notice. A written statement by the sending party shall serve as conclusive evidence regarding the time of despatch of such notice.


GOVERNING LAW AND PLACE OF JURISDICTION

35. (a) This debenture shall be construed in accordance with the laws of the State of Israel.

     (b) The exclusive place of jurisdiction for the purpose of this Debenture is hereby established as the Tel Aviv-Jaffa court




IN WITNESS WHEREOF THE PLEDGOR HAS SIGNED



/s/ Aviv Boim
-------------
ORCKTI COMMUNICATIONS LTD.

I, the undersigned ADAM KLEIN Adv., acting as the legal counsel of ORCKIT COMMUNICATIONS LTD. No.52-004287-0 (the "COMPANY"), hereby confirm that the Company signed upon the above document through its authorized signatory Mr. Izhak Tamir, President, and/or Mr. Aviv Boim, Chief Financial Officer, according to a resolution duly adopted on DECEMBER 1, 2004, and to its constituting documents, and I further confirm that the above signature is binding upon the Company for any intent or purpose.


/s/ Adam Klein                                                        7/12/04
--------------                                                        -------
STAMP AND SIGNATURE OF LEGAL COUNSEL                                   DATE


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


                                   SCHEDULE A

        TO DEBENTURE BETWEEN ORCKIT COMMUNICATIONS AND BANK HAPOALIM B.M.

Secured Promissory Note, dated March 30, 2004, of Orckit in favor of HSBC Bank USA in the principal amount of $5,000,000, a copy of which is attached hereto.

Secured Promissory Note, dated March 30, 2004, of Orckit in favor of HSBC Bank USA in the principal amount of $11,000,000, a copy of which is attached hereto.

Secured Demand Note Grid, dated July 15, 2004, of Orckit in favor of HSBC Bank USA in the principal amount of $20,000,000, a copy of which is attached hereto.


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